Exhibit 99.1

MDRNA Appoints New Chief Financial Officer

BOTHELL, Wash., July 14, 2009 – MDRNA, Inc. (Nasdaq: MRNA), announced today the appointment of Peter S. Garcia as Chief Financial Officer and Secretary, reporting to the President and CEO. Mr. Garcia will lead and direct corporate financial and financing activities, investor and public relations efforts, as well as facilities and information technology operations for the Company.

“We are extremely pleased to add an individual of Pete’s caliber to our management team,” said Michael French, President and CEO at MDRNA. “Pete brings great depth and experience to MDRNA with a proven track record of leading successful financing strategies for a range of biotech and high tech companies. I look forward to working with Pete to continue to build MDRNA into the preeminent RNAi drug discovery company.”

Mr. Garcia has been Chief Financial Officer of both public and private life science and high technology companies for the past 13 years. From 2004 to 2008, Mr. Garcia served as Chief Financial Officer of Nanosys Inc., a privately held nanotechnology company based in Palo Alto, California, where he was responsible for finance, facilities, information technology, and investor and government relations. From 2001 to 2004, Mr. Garcia was Senior Vice President and Chief Financial Officer of Nuvelo Inc., a publicly held biopharmaceutical company. During his tenure at Nuvelo, he helped raise over $150 million, acquired development stage products, and led the merger and acquisition strategy. Mr. Garcia has also served as Chief Financial Officer at Novacept, IntraBiotics, and Dendreon; and held senior financial roles at Amgen. Mr. Garcia has an M.B.A. from the Anderson School at University of California Los Angeles and a B.A. in Economics and Sociology from Stanford University.

Mr. Garcia said, “I’m delighted to be joining MDRNA as it builds on its extraordinary progress over this past year. I look forward to working with this accomplished business and scientific team to increase shareholder value and move the company closer to establishing broad target and therapeutic-based collaborations with pharmaceutical partners.”

Bruce R. York, who has been the CFO through MDRNA’s transition from a clinical stage drug delivery company to a pre-clinical RNAi drug discovery company, will move into the position of Vice President, Finance and Chief Accounting Officer, a position he held prior to the transition.

Mr. French added, “I want to express my appreciation to Bruce for his significant contributions to the Company as CFO over the past 18 months, including his central role in our successful restructuring. We look forward to his continued contributions to the on-going execution of our business strategy.”

About MDRNA, Inc.

MDRNA is a biotechnology company focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Our goal is to improve human health by combining novel RNAi-based compounds and proprietary peptide- and liposomal-based drug delivery technologies to provide superior therapeutic options. Our multi-disciplinary portfolio of capabilities includes molecular biology, cellular biology, formulation expertise, peptide and alkylated amino acid chemistry, pharmacology, toxicology and bioinformatics. We are applying this expertise to a single, integrated drug discovery platform that will be the engine for our clinical pipeline and a versatile platform for establishing broad therapeutic partnerships. We are also building on new technologies, such as UsiRNAs that incorporate the non-nucleotide moiety Unlocked Nucleobase Analog (UNA) within the siRNA molecule, that we expect to lead to safer and more effective RNAi-based therapeutics. By combining broad expertise in siRNA science with proven delivery platforms and a strong and growing IP position, MDRNA is well positioned as a leading RNAi therapeutics company and value-added collaborator for our research partners. Additional information about MDRNA, Inc. is available at http://www.mdrnainc.com.

MDRNA Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of MDRNA to obtain additional funding; (ii) the ability of MDRNA to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of MDRNA and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of MDRNA and/or a partner to obtain required governmental approvals; and (v) the ability of MDRNA and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in MDRNA’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. MDRNA assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contact:

Matthew D. Haines
Senior Director, Investor Relations and Corporate Communications
(212) 209-3874
mhaines@mdrnainc.com

McKinney|Chicago (Media)
Alan Zachary, (312) 944-6784 x 316 or
(708) 707-6834
azachary@mckinneychicago.com